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                                                                    Exhibit 99.1



FOR IMMEDIATE RELEASE
Media Contact:
Joanne Kisling
Point Communications for Hyperion
831 461 9592
joanne@pointcommunications.com


HYPERION RESOLVES PATENT LAWSUIT


SUNNYVALE, CALIF., AUGUST 29, 2002--Hyperion (Nasdaq: HYSL) today announced it has settled its pending patent dispute with Timeline (OTCBB: TMLN). Each company has agreed to dismiss with prejudice its claims in the patent infringement suit brought by Timeline against Hyperion.

Under the settlement agreement, Hyperion will obtain a license to Timeline's patents and will pay Timeline a settlement totaling $1.05 million, payable over four months. The remaining terms of the settlement are confidential.

ABOUT HYPERION

Hyperion, the global leader in business performance management software, creates solutions that help companies measure performance and drive profitability. Hyperion's Business Performance Management Suite of packaged and tailored applications and its open, integrating business performance management platform, Hyperion Essbase XTD, enable companies to set goals, model and plan performance, monitor and report key results, analyze underlying business drivers and anticipate future performance of core business activities. Hyperion products are used by more than 6,000 customers around the world to enable financial, organizational, customer relationship, supply chain and channel performance management. Hyperion has a network of more than 400 partners to provide innovative and specialized business performance management solutions and services.

Headquartered in Sunnyvale, California, Hyperion generated annual revenues of $492 million in fiscal 2002. The company employs more than 2,200 people in 20 countries and is represented in 16 additional countries through distributor relationships. Hyperion is traded under the Nasdaq symbol HYSL. For more information, please visit www.hyperion.com, www.hyperion.com/contactus or call 800 286 8000 (U.S. only).

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Safe Harbor Statement

Statements in this press release other than statements of historical fact are forward-looking statements, including, but not limited to, statements concerning the potential success of



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anticipated product features, the anticipated product offerings and the potential market opportunities for business performance management software. Such statements constitute anticipated outcomes and do not assure results. Actual results may differ materially from those anticipated by the forward-looking statements due to a variety of factors, including, but not limited to the company's ability to retain and attract key employees, the successful and timely development of new products, the impact of competitive products and pricing, customer demand, and technological shifts. For a more detailed discussion of factors that could affect the company's performance and cause actual results to differ materially from those anticipated in the forward-looking statements, interested parties should review the company's filings with the Securities and Exchange Commission, including the Report on Form 10-K filed on September 14, 2001 and the Report on Form 10-Q filed on May 14, 2002. The company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

Hyperion and Essbase are registered trademarks and Hyperion Solutions is a trademark of Hyperion Solutions Corporation. All other trademarks and company names mentioned are the property of their respective owners.